Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Numbers 33-57687, 333-63738 and 333-116367) pertaining to the Atmos Energy Corporation Retirement Savings Plan and Trust of our report dated June 16, 2005, with respect to the financial statements and supplemental schedule of the Atmos Energy Corporation Retirement Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas
June 24, 2005